Exhibit 99.1

Monotype Announces Planned Retirement of

President and CEO Doug Shaw at the End of 2015 –

Scott Landers Named Chief Operating Officer

WOBURN, Mass., March 9, 2015 – Monotype Imaging Holdings Inc. (Nasdaq: TYPE), a leading provider of typefaces, technology and expertise for creative applications and consumer devices, today announced that Doug Shaw, president and chief executive officer, intends to retire at the end of 2015. As part of a planned succession process, the board of directors intends to appoint Scott Landers, currently senior vice president and chief financial officer of Monotype, to succeed Shaw as president and chief executive officer on or about January 1, 2016. Landers has also been appointed chief operating officer, effective immediately, and will serve in this role until his appointment as president and CEO.

Shaw is expected to remain a member of the board of directors at least until the end of his term in 2017, and to work for Monotype in a part-time advisory role from the date of his retirement until March 31, 2016. It is anticipated that Landers will be appointed to the board of directors on or about the effective date of his appointment as president and CEO. Monotype has initiated a search for a new chief financial officer and hired the executive search firm Spencer Stuart. Landers will continue to serve as the company’s CFO until his successor is appointed.

“When we started this company in 1986, we were 12 people focused on the printer OEM market. Now we’re a growing, diversified business of more than 450 employees worldwide, providing typefaces, technology and expertise to millions of customers in a wide range of industries. I could not be prouder of our team and of everything we’ve accomplished,” said Doug Shaw. “That said, the timing is right for me to step aside. I’m eager to spend time with my family, and to give back to the community by pursuing some of the charitable and civic causes that are important to me.”

Shaw continued, “Having someone with Scott’s skills and experience has certainly made this decision easier. Scott has been instrumental in driving our diversification strategy, which has fueled growth by entering new markets complementary to our core business. Scott will also ensure that the open communications, transparency and values that make the Monotype culture unique will be preserved – he is the ideal choice to lead our company.”

Landers joined Monotype in 2008 as CFO, bringing more than 15 years of experience in the software industry, principally in companies that scaled rapidly through a mixture of organic growth and mergers and acquisitions. Over the last seven years, Shaw and Landers have worked together to double the company’s revenues, triple the market capitalization, and acquire and integrate a number of strategic acquisitions. In doing so, they have grown a business that is expected to approach $200 million in revenue this year, with 17 offices around the world.

“It is an honor to be appointed COO, and to be expected to succeed Doug as president and CEO. Through our partnership, as well as the hard work of our employees worldwide, we’ve built a foundation that will take Monotype into the future,” said Scott Landers. “I’m delighted that Doug will be here through the next year helping me transition to this new role, and I want to thank him and the entire board for their support. This is an extraordinary time in Monotype’s history, and I’m thrilled to have the chance to lead this exceptional company and team. I’m humbled by the opportunity and excited by the challenge.”

Bob Lentz, chairman of the Monotype board of directors, said, “We wish to thank Doug for his enormous contributions to Monotype. Doug has done an outstanding job working closely with the board to identify and prepare Scott to be his successor. And over the last seven years, Scott has demonstrated that he is ready and able to lead the company. He has the complete endorsement and support of the board and the management team.”

Forward-looking statements

This press release may contain forward-looking statements including those related to future revenues and operating results, the execution of the company’s growth strategy and anticipated business momentum that involve risks and uncertainties that could cause the company’s actual results to differ materially. Factors that might cause or contribute to such differences include, but are not limited to: risks associated with changes in the economic climate, including decreased demand for fonts or products that incorporate the company’s solutions; risks associated with the company’s ability to integrate products, services and employees from acquired companies in a timely manner or at all; risks associated with changes in the financial markets, including the availability of credit; risks associated with increased competition, which may result in the company losing customers or force it to reduce prices; risks associated with the development and market acceptance of new products, product features or services; risks associated with the company’s ability to adapt its products or services to new markets and to anticipate and quickly respond to evolving technologies and customer requirements; and risks associated with the ownership and enforcement of the company’s intellectual property. Additional disclosure regarding these and other risks faced by the company is available in the company’s public filings with the Securities and Exchange Commission, including the risk factors included in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014 and subsequent filings. The forward-looking financial information set forth in this press release reflects estimates based on information available at this time. These amounts could differ from actual reported amounts stated in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2014. While Monotype may elect to update forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so, even if an estimate changes.

About Monotype

Monotype is a leading global provider of typefaces, technology and expertise that enable the best user experience and ensure brand integrity. Headquartered in Woburn, Mass., Monotype provides customers worldwide with typeface solutions for a broad range of creative applications and consumer devices. The company’s libraries and e-commerce sites are home to many of the most widely used typefaces – including the Helvetica®, Frutiger® and Univers® families – as well as the next generation of type designs. Further information is available at www.monotype.com. Follow Monotype on Twitter, Instagram and LinkedIn.

Monotype, Helvetica and Frutiger are trademarks of Monotype Imaging Inc. registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. Univers is a trademark of Monotype GmbH registered in the U.S. Patent and Trademark Office and may be registered in certain jurisdictions. All other trademarks are the property of their respective owners. ©2015 Monotype Imaging Holdings Inc. All rights reserved.

Contact:

Monotype

Amy Aylward

781-970-6070

amy.aylward@monotype.com

Investor Relations contact:

Monotype

Chris Brooks

781-970-6120

Chris.brooks@monotype.com

CFO search contact:

Spencer Stuart

Jason C. W. Hancock

617-319-7633

jhancock@spencerstuart.com